UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2020
GENMARK DIAGNOSTICS, INC.
(Exact name of registrant as specified in its Charter)

Delaware	27-2053069
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5964 La Place Court Carlsbad, California 92008
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (760) 448-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GNMK	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Selection 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On March 2, 2020, GenMark Diagnostics, Inc. (the “Company”) issued a press release announcing its financial results for the fourth quarter and fiscal year ended December 31, 2019. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained under this Item 2.02, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing, unless the Company expressly sets forth in such filing that such information is to be considered “filed” or incorporated by reference therein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following disclosures are provided pursuant to Section 5.02(e) of Form 8-K.

Compensation Arrangements for Interim President and Chief Executive Officer

On February 10, 2020, the Board of Directors (the “Board”) of the Company appointed Scott Mendel as the Interim President and Chief Executive Officer (the “Interim CEO”) of the Company. In connection with Mr. Mendel’s appointment as Interim CEO, on February 27, 2020, the Company and Mr. Mendel entered into an employment agreement (the “Employment Agreement”), which provides the following benefits for Mr. Mendel:

•	Mr. Mendel will continue to receive his previous annual base salary of $356,000;

•	Mr. Mendel’s target bonus under the Company’s 2020 Bonus Plan (as further described below) and any future bonus plan will equal at least 75% of his annual base salary; and

•
Mr. Mendel will be granted, under the terms of the Company’s 2010 Equity Incentive Plan (as amended, the “2010 Plan”): (a) 225,000 restricted stock units (the “RSUs”), (i) half of which vest 25% on the first anniversary of the grant date and in equal quarterly installments thereafter over the following three years; and (ii) half of which vest 50% on the first anniversary of the grant date and in equal quarterly installments thereafter over the following year; and (b) 75,000 market-based stock units (the “MSUs,” and together with the RSUs, the “New Equity Awards”), which MSUs have the opportunity to be earned in an amount between 0% and 200% of the target amount granted over a three-year period based on the Company’s total stockholder return as compared to the total stockholder return of the Nasdaq Composite Index (IXIC).

The Employment Agreement also provides that, if Mr. Mendel’s employment is terminated without Cause (as defined within the Company’s Executive Severance Plan (the “Severance Plan”)), or is terminated by Mr. Mendel for Good Reason (as defined within the Severance Plan) (in each case, a “Qualifying Termination”), Mr. Mendel would be entitled to receive: (a) a gross lump sum payment equal to twelve (12) months of Mr. Mendel’s base salary rate in effect as of the date of his Qualifying Termination, (b) 100% of Mr. Mendel’s target bonus amount under the Company’s bonus plan, and (c) the acceleration and full vesting and settlement of (i) the New Equity Awards, and (ii) any other equity awards held by Mr. Mendel which would otherwise vest on or prior to February 28, 2021 but for Mr. Mendel’s Qualifying Termination.

The foregoing description of Mr. Mendel’s compensation arrangements is qualified in its entirety by reference to the full text of the 2020 Bonus Plan and the Employment Agreement, each of which is filed as an Exhibit with the Current Report on Form 8-K, as well as the Severance Plan filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q on November 6, 2019.

Approval of the 2020 Bonus Plan

On February 25, 2020, the Compensation Committee of the Board adopted the 2020 Bonus Plan, which provides for the payment to eligible employees, including the Company’s named executive officers (“NEOs”), of cash incentive compensation for the 2020 calendar year performance period. The Compensation Committee established a target bonus under the 2020 Bonus Plan for the Company’s Interim CEO equal to 75% of his annual base salary, and established a target bonus for each of the Company’s other NEOs equal to 50% of their respective 2020 base salaries. Bonuses payable under the 2020 Bonus Plan are based on certain financial and operational goals as approved by the Compensation Committee. Based on actual performance, a participant in the 2020 Bonus Plan may receive between 0% and 140% of his or her target bonus amount under the 2020 Bonus Plan. The foregoing description of the 2020 Bonus Plan is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2020 Bonus Plan, a copy of which is filed hereto as Exhibit 99.3.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated March 2, 2020

99.2	Executive Employment Agreement dated February 27, 2020 by and between the Company and Scott Mendel

99.3	The GenMark Diagnostics, Inc. 2020 Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENMARK DIAGNOSTICS, INC.

/s/ Eric Stier
Eric Stier
Senior Vice President, General Counsel and Secretary

Date:	March 2, 2020

EXHIBITS

Exhibit Number	Description
99.1	Press release dated March 2, 2020
99.2	Executive Employment Agreement dated February 27, 2020 by and between the Company and Scott Mendel
99.3	The GenMark Diagnostics, Inc. 2020 Bonus Plan